Exhibit 8.1

SEWARD & KISSEL LLP

ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NEW WASHINGTON, DC 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

August 30, 2019

Ardmore Shipping Corporation

Belvedere Building, Ground Floor

69 Pitts Bay Road

Pembroke, HM08

Bermuda

Re:	Ardmore Shipping Corporation

Ladies and Gentlemen:

We have acted as special counsel to Ardmore Shipping Corporation, a Marshall Islands Corporation (the “Company”), in connection with the Company’s public offering and sale (the “Offering”), from time to time, of common shares, par value $0.01 per share, having an aggregate offering price of up to $25,000,000, pursuant to that certain open market sale agreement, dated August 30, 2019, between the Company and Evercore Group L.L.C., Jefferies LLC, and Wells Fargo Securities, LLC, and registered pursuant to the registration statement (the “Registration Statement”) on Form F-3 (No. 333-227129), deemed effective by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on October 5, 2018, including the prospectus dated August 31, 2018 therein (the “Base Prospectus”), and the prospectus supplement dated August 30, 2019 related to the Offering and filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including (i) the Registration Statement and (ii) the Prospectus. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Prospectus Supplement and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Prospectus Supplement in the section entitled “Tax Considerations,” we hereby confirm that the opinions with respect to Marshall Islands tax considerations and United States federal income tax considerations expressed in the Prospectus Supplement in the section entitled “Tax Considerations” accurately state our opinions as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Prospectus Supplement are based on the laws of the Republic of the Marshall Islands, the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement, including the Prospectus Supplement.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 6-K being furnished to the Commission on or about the date hereof and incorporated by reference into the Registration Statement, and to each reference to us and the discussions of advice provided by us in the sections entitled “Tax Considerations” in the Prospectus Supplement, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP